EXHIBIT 99.1


For Immediate Release

MediVision Sells 1 Million Shares of Ophthalmic Imaging Systems' Common Stock

SACRAMENTO,  Calif.,  February 15, 2006. Ophthalmic Imaging Systems (OTCBB:OISI)
(OIS), a leading provider of ophthalmic digital imaging systems, announced today that MediVision Ltd., its major shareholder, signed an agreement to sell 1 million shares of OIS's common stock to Wasatch Advisors, Inc. at the market price of $1.80 per share. As a result of the agreement the public float increases to approximately 6.7 million shares.


Gil Allon, Chief Executive Officer of Ophthalmic Imaging Systems, said, "I am pleased to announce MediVision's agreement with Wasatch. This is Medivision's fifth transaction of this nature over the past year and a half, totaling 2.76 million OIS shares sold to institutional investors. These transactions have increased the Company's liquidity without diluting existing shareholders, and have resulted in a growing awareness of OIS within the investment community."

About Wasatch Advisors

Wasatch Advisors (www.wasatchadvisors.com), founded in 1975, is an investment adviser to institutional clients and to Wasatch Funds (www.wasatchfunds.com), a family of mutual funds specializing in small and mid cap companies. Wasatch Advisors manages more than $10 billion in mutual funds and institutional account assets.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products through an extensive network of dealers, distributors, and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.